UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2018

KINDER MORGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35081 (Commission File Number)	80-0682103 (I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-369-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.             Other Events.

On October 26, 2018, all outstanding shares of Kinder Morgan, Inc.’s (the “Company”) 9.75% Series A Mandatory Convertible Preferred Stock (the “preferred stock”) will convert at a mandatory conversion rate of 36.2840 shares of the Company’s common stock per share of preferred stock (or 1.8142 shares of common stock per depository share, each of which represents a 1/20th interest in one share of preferred stock (NYSE: KMI.PRA) (the “depositary shares”). Cash will be paid in lieu of fractional shares of common stock. No action by holders of the depositary shares is required in connection with the conversion.  Holders of depositary shares will be treated as record holders of Company common stock as of the close of business on October 26, 2018.

The conversion of the outstanding preferred stock will result in the issuance of approximately 58 million shares of the Company’s common stock on October 26, 2018.

The final dividend on the preferred stock will be paid on October 26, 2018 to holders of record as of October 11, 2018.  As announced by the Company on October 17, 2018, the Company’s Board of Directors approved a cash dividend of $0.20 per share of common stock to be paid on November 15, 2018 to holders of record of common stock as of October 31, 2018.  Holders of record of depositary shares as of October 11, 2018 who remain holders of record of common stock as of October 31, 2018 will receive both dividends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: October 23, 2018	By:	/s/ David P. Michels
	Name:	David P. Michels
	Title:	Vice President and Chief Financial Officer